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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3), and related Prospectus of Isis Pharmaceuticals, Inc. for the registration of $125,000,000 of its 51/2% Convertible Subordinated Promissory Notes due 2009 and the 7,518,800 shares of its common stock issuable upon the conversion of such notes and to the incorporation by reference therein of our report dated February 1, 2002, with respect to the financial statements of Isis Pharmaceuticals, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ Ernst & Young

San Diego, California
May 22, 2002

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  EXHIBIT 23.1
CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS